Exhibit 99.4

Endeavour Energy UK Limited

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	September 30, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$69,223	$103,031
Restricted cash	128	—
Accounts receivable	13,574	4,508
Prepaid expenses and other current assets	27,817	17,711

Total Current Assets	110,742	125,250
Property and Equipment, Net ($284,703 and $183,110 not subject to amortization at September 30, 2012 and December 31, 2011, respectively)	740,057	421,457
Goodwill	258,973	211,886
Long-Term Receivables due from Affiliates	120,333	118,114
Other Assets	18,968	17,600

Total Assets	$1,249,073	$894,307

See accompanying notes to condensed consolidated financial statements.

Endeavour Energy UK Limited

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	September 30,	December 31,
	2012	2011
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$80,148	$44,620
Current maturities of debt	—	2,350
Accrued expenses and other	10,961	10,862

Total Current Liabilities	91,109	57,832
Long-Term Debt	115,163	237,999
Long-Term Liabilities Due to Affiliates	581,574	105,920
Deferred Taxes	111,806	115,759
Other Liabilities	57,164	44,894

Total Liabilities	956,816	562,404
Commitments and Contingencies
Stockholders’ Equity:
Common stock; shares issued and outstanding – 1,300 and 1,300 shares at September 30, 2012 and December 31, 2011, respectively	—	—
Additional paid-in capital	342,846	342,846
Accumulated deficit	(50,589)	(10,943)

Total Stockholders’ Equity	292,257	331,903

Total Liabilities and Stockholders’ Equity	$1,249,073	$894,307

See accompanying notes to condensed consolidated financial statements.

Endeavour Energy UK Limited

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$80,726	$5,309	$112,276	$30,620
Cost of Operations:
Operating expenses	22,734	1,311	30,137	7,027
Depreciation, depletion and amortization	22,233	2,476	34,878	11,052
General and administrative	1,408	1,140	4,681	3,514

Total Expenses	46,375	4,927	69,696	21,593

Income From Operations	34,351	382	42,580	9,027

Other Income (Expense):
Derivatives:
Unrealized gains (losses)	(1,515)	538	(3,420)	(1,850)
Interest expense	(11,849)	(9,277)	(46,587)	(22,093)
Loss on early extinguishment of debt	—	—	(21,661)	(402)
Letter of credit fees	(9,378)	—	(12,442)	—
Other income (expense)	(2,230)	2,986	(1,540)	8,224

Total Other Expense	(24,972)	(5,753)	(85,650)	(16,121)

Income (Loss) Before Income Taxes	9,379	(5,371)	(43,070)	(7,094)
Income Tax Expense (Benefit)	21,505	32,507	(3,424)	31,816

Net Loss	$(12,126)	$(37,878)	$(39,646)	$(38,910)

See accompanying notes to condensed consolidated financial statements.

Endeavour Energy UK Limited

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Nine Months Ended September 30,
	2012	2011
Cash Flows from Operating Activities:
Net loss	$(39,646)	$(38,910)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	34,878	11,052
Deferred tax expense (benefit)	(15,849)	23,052
Unrealized losses on derivatives	3,420	1,850
Amortization of loan costs and discount	5,238	6,980
Non-cash interest expense	1,879	4,140
Loss on early extinguishment of debt	21,661	—
Other	9,413	1,602
Changes in operating assets and liabilities:
Decrease in receivables	3,970	3,589
(Increase) decrease in other current assets	(37,824)	(5,617)
Increase (decrease) in liabilities	(15,287)	50,141

Net Cash Provided by (Used in) Operating Activities	(63,479)	57,879
Cash Flows From Investing Activities:
Capital expenditures	(138,628)	(66,329)
Acquisitions, net of cash acquired	(226,401)	(20,068)
Repayment of note receivables from affiliates	—	—
(Increase) decrease in restricted cash	(128)	31,726

Net Cash Used in Investing Activities	(307,907)	(54,671)
Cash Flows From Financing Activities:
Repayments of borrowings	(242,065)	(1,388)
Borrowings under debt agreements, net of debt discount	615,000	75,000
Payments for early extinguishment of debt	(7,248)	—
Financing costs paid	(6,191)	(4,695)

Net Cash Provided by Financing Activities	337,578	68,917
Net Increase (Decrease) in Cash and Cash Equivalents	(33,808)	72,125
Cash and Cash Equivalents, Beginning of Period	103,031	98,516

Cash and Cash Equivalents, End of Period	$69,223	$170,641

See accompanying notes to condensed consolidated financial statements.

Endeavour Energy UK Limited

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Note 1 – General

Endeavour Energy UK Limited is an independent oil and gas company engaged in the exploration, development, production and acquisition of energy reserves in the U.K. As used in these Notes to Consolidated Financial Statements, the terms “EEUK”, “we”, “us”, “our” and similar terms refer to Endeavour Energy UK Limited and, unless the context indicates otherwise, its consolidated subsidiaries. EEUK was incorporated in England and Wales and is a wholly-owned subsidiary of Endeavour International Corporation (“EIC”). The accompanying financial statements should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2011.

Basis of Presentation and Use of Estimates

The accompanying unaudited condensed consolidated financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles and have been presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These accounting principles require management to use estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and revenues and expenses during the reporting period. Management reviews its estimates, including those related to the determination of proved reserves, estimates of future dismantlement costs, income taxes and litigation. Actual results could materially differ from those estimates. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included in these financial statements. Certain amounts for prior periods have been reclassified to conform to the current presentation.

Management believes that it is reasonably possible that the following material estimates affecting the financial statements could change in the coming year:

•	proved oil and gas reserves,

•	expected future cash flow from proved oil and gas properties,

•	future dismantlement and restoration costs,

•	fair values used in purchase accounting; and

•	fair value of derivative instruments.

New Accounting Developments

On January 1, 2012, we adopted the following accounting standards:

•

Fair Value - In May 2011, the Financial Accounting Standards Board (the “FASB”) issued an accounting standard on fair value measurements that clarified the application of existing guidance and disclosure requirements, changed certain fair value measurement principles and required additional disclosures about fair value measurements.

Endeavour Energy UK Limited

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

•

Comprehensive Income - In June 2011, the FASB issued guidance impacting the presentation of comprehensive income. The guidance eliminated the option to report components of other comprehensive income in the statement of changes in equity or in a footnote to the financial statements.

•

Goodwill - In September 2011, the FASB amended the previously issued guidance on testing goodwill for impairment. The revised guidance provides entities with an option of performing a qualitative assessment prior to calculating the fair value of the reporting unit.

The adoption of each of these standards did not have a material impact on our financial position or results of operations.

Note 2 – Acquisitions

On December 23, 2011, we entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited, subsidiaries of ConocoPhillips (collectively, the “Sellers”), to acquire their interest in three producing U.K. oil fields in the Central North Sea for $330 million (the “COP Acquisition”).

On May 31, 2012, we closed a portion of the COP Acquisition consisting of an additional 23.43% interest in the Alba field increasing our total working interest in the Alba field to 25.68%. The Alba field portion of the COP Acquisition was closed for aggregate cash consideration of approximately $219.6 million.

The acquisition of the additional interest in the Alba field was accounted for using the business combination method. The following summarizes the preliminary allocation of the purchase price for the Alba field portion of the COP Acquisition:

Endeavour Energy UK Limited

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Purchase price	$255,400
Purchase price adjustments for estimated after-tax cash flows from the acquired asset and interest costs from economic date of January 1, 2011 to closing	(35,823)

Total purchase price	$219,577

Allocation of purchase price:
Property and equipment	$189,442
Goodwill	47,087
Current assets	24,336
Current liabilities	(12,715)
Deferred tax liability	(11,831)
Other long-term liabilities	(16,742)

Total purchase price	$219,577

Goodwill was the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from assets acquired that could not be individually identified and separately recognized.

The purchase price allocation is based on a preliminary assessment of the fair value of the assets acquired and liabilities assumed in the Alba field portion of the COP Acquisition. The assessments of the fair values of oil and gas properties acquired were based on projections of expected future net cash flows, discounted to present value. These estimates are subject to change as additional information becomes available and is assessed by EIC.

The following table sets forth unaudited pro forma condensed combined financial and operating data which are presented to give effect to the Alba acquisition as if it had occurred January 1, 2011. The information does not purport to be indicative of actual results, if any of these transactions had been in effect for the periods indicated, or future results.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$80,726	$70,046	$188,548	$227,608
Net income (loss) to common shareholders	$(12,126)	$(24,749)	$(58,227)	$(32,979)

Revenues and income from operations associated with the acquired interest in the Alba field for the period from May 31, 2012 through September 30, 2012 were $62.1 million and $0.6 million, respectively.

Note 3 – Property and Equipment

Property and equipment included the following at the dates indicated below:

Endeavour Energy UK Limited

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

	September 30,	December 31,
	2012	2011
Oil and gas properties under the full cost method:
Subject to amortization	$673,257	$429,246
Not subject to amortization:
Incurred in 2012	128,624	—
Incurred in 2011	98,051	99,794
Incurred in 2010	10,007	14,101
Incurred prior to 2010	48,021	69,215

	957,960	612,356
Computers, furniture and fixtures	5,522	3,232

Total property and equipment	963,482	615,588
Accumulated depreciation, depletion and amortization	(223,425)	(194,131)

Net property and equipment	$740,057	$421,457

The costs not subject to amortization relate to unproved properties and properties being made ready to be placed into service, which are excluded from amortizable capital costs until it is determined whether or not proved reserves can be assigned to such properties. We expect acquisition costs excluded from amortization to be transferred to the amortization base over the next five years due to a combination of well performance and results of infield drilling relating to currently producing assets and the drilling and development of identified projects acquired. We expect exploration costs not subject to amortization to be transferred to the amortization base over the next three years as development plans are completed and production commences on existing discoveries, including the Rochelle project. We capitalized $7.7 million and $2.5 million in interest related to drilling, development and exploration activities for the quarters ended September 30, 2012 and 2011, respectively. For the nine months ended September 30, 2012 and 2011, we capitalized $18.1 million and $6.3 million, respectively, in interest related to exploration and development.

We did not have an impairment of oil and gas properties through the application of the full cost ceiling test at the end of the third quarter 2012, which utilized prices of $110.17 per barrel for oil and $8.65 per Mcf for gas.

Note 4 – Debt Obligations

At September 30, 2012, we had $115.2 million in outstanding debt. Our debt consisted of the following at September 30, 2012 and December 31, 2011:

Endeavour Energy UK Limited

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

	September 30,	December 31,
	2012	2011
Senior term loan, 15% fixed rate, due 2013	$—	$240,349
Revolving credit facility, 13% fixed rate, due 2013	115,163	—

	115,163	240,349
Less: current maturities	—	(2,350)

Long-term debt	$115,163	$237,999

Standby letters of credit outstanding for abandonment liabilities	$—	$31,724

Revolving Credit Facility

On April 12, 2012, we entered into a $100 million Credit Agreement (the “Revolving Credit Facility”), with Cyan, as administrative agent, and borrowed $40 million. The Revolving Credit Facility matures on October 12, 2013.

Prior to the termination of the Senior Term Loan, the closing of the COP Acquisition and certain other conditions, borrowings under the Revolving Credit Facility were limited to $40 million and incurred interest at a rate of 12% per year, with an additional 3% payment-in-kind. After the termination of the Senior Term Loan and the closing of the COP Acquisition, borrowings under the Revolving Credit Facility bear interest at a rate of 13% per year.

On May 31, 2012, we entered into a First Amendment to the Revolving Credit Facility, providing for an increase in the amount available for borrowing under the Revolving Credit Facility from $40 million to $100 million upon closing of the acquisition of the Alba field portion of the COP Acquisition. In connection with the closing of the acquisition of the Alba property, we drew down the additional $60 million available for borrowing. The First Amendment to the Revolving Credit Facility contained certain amendments allowing us to enter certain reimbursement agreements discussed in Note 12.

On September 27, 2012, we increased the amount available for borrowing under the Revolving Credit Facility to $125 million. In connection with the increase, we agreed to pay a fee of $1.25 million to Cyan Partners, LP. The Founding Partner and Chief Investment Officer of Cyan Partners, LP is a member of EIC’s Board of Directors.

On September 28, 2012, we borrowed an additional $15 million under the Revolving Credit Facility.

Senior Term Loan

In August 2010, we entered into a credit agreement with Cyan, as administrative agent, and various lenders for a senior term loan, in the aggregate amount of $150 million, which was subsequently increased to $235 million (the “Senior Term Loan”).

Endeavour Energy UK Limited

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

On May 31, 2012, we used approximately $255 million of the net proceeds from an unsecured revolving loan with affiliates (see Note 5 for additional discussion) to repay all amounts outstanding under Senior Term Loan. This repayment included a prepayment fee of approximately $7 million. Following the repayment, the Senior Term Loan was terminated and all of the liens on the collateral securing our obligations were released.

Guarantees

On February 23, 2012, EIC, the company’s ultimate parent company, entered into an Indenture (the “First Priority Indenture”) with the subsidiary guarantors party thereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “First Priority Trustee”) and collateral agent, relating to the issuance and sale of $350,000,000 in aggregate principal amount of EIC’s 12% First Priority Notes due 2018 (the “First Priority Notes”), subsequently increased by an additional $54 million aggregate principal amount.

Also on February 23, 2012, EIC concurrently entered into an Indenture (the “Second Priority Indenture,” and together with the First Priority Indenture, the “Indentures”) with the Guarantors, Wilmington Trust, National Association, as trustee (the “Second Priority Trustee,” and together with the First Priority Trustee, the “Trustees”), and Wells Fargo Bank, National Association, as collateral agent, relating to the issuance and sale of $150,000,000 in aggregate principal amount of EIC’s 12% Second Priority Notes due 2018 (the “Second Priority Notes,” and together with the First Priority Notes, the “2018 Notes”).

The First Priority Notes and related guarantees are secured by first-priority liens on (1) 65% of our capital stock and all of EIC’s future first-tier foreign subsidiaries and (2) the EOC Intercompany Loan and all future intercompany indebtedness owing by any of the EIC’s foreign subsidiaries to EIC or any of its domestic subsidiaries (collectively, the “Collateral”). The Second Priority Notes and related guarantees are secured by second priority liens on the Collateral.

The Indentures restrict the Company’s and its restricted subsidiaries’ ability to: (i) pay distributions or repurchase or redeem the Company’s capital stock or subordinated debt; (ii) make certain investments; (iii) incur additional indebtedness (iv) create or incur certain liens; (v) sell assets; (vi) consolidate, merge or transfer all or substantially all of the Company’s assets; (vii) enter into agreements that restrict distributions from the Company’s restricted subsidiaries to the Company; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications, including that certain of the covenants will be terminated if at any time no default has occurred and is continuing and either series of the 2018 Notes, as applicable, receives an investment grade rating from both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

Fair Value

The fair value of our outstanding debt obligations was $114 million and $237 million at September 30, 2012 and December 31, 2011, respectively. The fair values of long-term debt were determined based an income approach, using a credit adjusted discount rate at the reporting date, and classified as Level 3 in the fair value hierarchy.

Endeavour Energy UK Limited

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Note 5 – Amounts due to/from Affiliates

Our amounts due (to) from affiliates consisted of the following at the dates indicated below:

	September 30,	December 31,
	2012	2011
Assets:
Working capital payables due from affiliates	$120,333	$60,864
Note receivables due from affiliates	—	57,250

	$120,333	$118,114

Liabilities:
Working capital payables due to affiliates	$81,574	$105,920
Note payables due to affiliates	500,000	—

	$581,574	$105,920

Notes Receivable due from Affiliates

On January 1, 2010, we executed an unsecured revolving loan facility (the “EOC Note Receivable”) with a group undertaking, Endeavour Operating Corporation (“EOC”), the parent company of Endeavour International Holding BV, as borrower. The EOC Note Receivable has a principal amount of $100 million, of which $57.3 million was outstanding at December 31, 2011. The EOC Note Receivable was repaid in full during the second quarter of 2012.

Notes Payable due to Affiliates

On May 31, 2012, we entered into a $550 million unsecured Revolving Intercompany Loan Agreement with EOC (“EOC Intercompany Loan”) in conjunction with the repayment of the Senior Term Loan and the closing of the Alba field portion of the COP Acquisition. We may borrow up to the maximum principal amount of the facility, at the discretion of EOC. At September 30, 2012, we have $500 million outstanding under the facility. We may drawdown one or more advances, subject to approval by EOC, and may repay any advance, in whole or in part, at any time prior to its maturity, December 31, 2017.

Interest will be paid semi-annually at a rate consistent with EIC’s weighted average cost of funds, as determined by EOC. This rate is determined on each semi-annual interest payment date. As of September 30, 2012, the interest rate was 12% per annum.

Endeavour Energy UK Limited

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Note 6 – Income Taxes

Our income tax expense relates primarily to our operations, including current tax expense (benefit) related to Petroleum Revenue Tax on our Alba field in the U.K. of 50%. During July 2011, the U.K. government enacted an increase in the supplemental corporate tax rate due to a tax law change that raised the existing supplementary charge on profits from North Sea oil and gas production from 20% to 32%, in addition to the U.K. corporate tax of 30%.

For 2011 and the first quarter of 2012, we determined our tax expense utilizing our estimated annual effective tax rate. Due to the significant impact of closing the Alba field portion of the COP Acquisition during the second quarter of 2012 on the estimated annual effective tax rate, management has determined that an estimated annual effective tax rate is not reliable for the current interim reporting period and is recording income taxes using the actual tax rate for the year-to-date results.

During July 2012, the U.K. government enacted legislation (retroactive to March 2012) to limit deductions related to decommissioning expenditures to 20% for supplemental tax, in addition to the U.K. corporate tax of 30%. Therefore, total relief available for decommissioning is 50%. The increase in tax expense as a result of this enactment was $8.4 million.

Note 7 – Asset Retirement Obligations

Our asset retirement obligations relate to obligations for the future plugging and abandonment of oil and gas properties. The following table provides a rollforward of our asset retirement obligations for the nine months ended September 30, 2012:

Nine Months Ended September 30,
2012
Carrying amount of asset retirement obligations as of beginning of period	$46,972
Accretion expense (included in DD&A expense)	5,584
Impact of foreign currency exchange rate changes	2,951
Payment of asset retirement obligations	(7,838)
Liabilities incurred	17,262

Carrying amount of asset retirement obligations as of end of period	64,931
Less: Current portion	(8,051)

Long-term asset retirement obligations	$56,880

Endeavour Energy UK Limited

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Note 8 – Stock-Based Compensation Arrangements

EIC grants restricted stock, stock options and performance-based share awards to our employees and directors as incentive compensation. This stock-based compensation generally vests over three years and EIC bills us for its cost of the awards over the vesting schedule. Stock-based compensation is recorded in general and administrative (“G&A”) expenses or capitalized G&A as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
G & A Expenses	$61	$61	$206	$169
Capitalized G & A	89	53	289	136

Total stock-based compensation	$150	$114	$495	$305

At September 30, 2012, total compensation cost related to awards not yet recognized was approximately $1.3 million and is expected to be recognized over a weighted average period of less than three years.

Note 9 – Fair Value Measurements

We measure the fair value of financial assets and liabilities on a recurring basis, defining fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value is based on assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and the risks inherent in valuation techniques and the inputs to valuations. This includes not only the credit standing of counterparties involved and the impact of credit enhancements but also the impact of our own nonperformance risk on our liabilities. Fair value measurements are classified and disclosed in one of the following categories:

Level 1:	Fair value is based on actively-quoted market prices, if available.

Level 2:	In the absence of actively-quoted market prices, we seek price information from external sources, including broker quotes and industry publications. Substantially all of these inputs are observable in the marketplace during the entire term of the instrument, derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3:	If valuations require inputs that are both significant to the fair value measurement and less observable from objective sources, we must estimate prices based on available historical and near-term future price information and certain statistical methods that reflect our market assumptions.

Endeavour Energy UK Limited

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

We apply fair value measurements to certain assets and liabilities including commodity derivative instruments and embedded derivatives relating to conversion and change in control features in certain of our debt instruments. We seek to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The following table summarizes the valuation of our investments and financial instruments by pricing levels as of September 30, 2012 and December 31, 2011:

	Quoted Market Prices	Significant Other	Significant
	in Active Markets -	Observable Inputs -	Unobservable Inputs	Total
	Level 1	Level 2	Level - 3	Fair Value
As of September 30, 2012	$—	$101	$3	$104
As of December 31, 2011	$—	$1,038	$209	$1,247

Our commodity derivative contracts were measured using income approach models that consider various inputs including current market and contractual prices for the underlying instruments, quoted forward prices for natural gas and crude oil, volatility factors and interest rates, such as a LIBOR curve for a similar length of time as the derivative contract term. The inputs for the fair value models for our oil puts were all observable market data and these instruments have been classified as Level 2. Although we utilized the same option pricing models to assess the fair values of our gas puts, an active futures market does not exist for our U.K. gas derivatives. We based the inputs to the option models for our U.K. gas derivatives on observable market data in other markets to verify the reasonableness of the counterparty quotes. These U.K. gas derivatives are classified as Level 3.

The following is a reconciliation of changes in fair value of net derivative assets and liabilities classified as Level 3:

	Nine Months Ended September 30,
	2012	2011
Balance at beginning of period	$209	$792
Realized and unrealized gains (losses) included in earnings	(206)	(694)

Balance at end of period	$3	$98

Changes in unrealized gains (losses) relating to derivatives assets and liabilities still held at the end of the period	$(206)	$(694)

Endeavour Energy UK Limited

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Note 10 – Derivative Instruments

From time to time, we may utilize derivative financial instruments to hedge cash flows from operations or to hedge the fair value of financial instruments. We may use derivative financial instruments with respect to a portion of our oil and gas production or a portion of our variable rate debt to achieve a more predictable cash flow by reducing our exposure to price fluctuations. These transactions are likely to be swaps, collars or options and to be entered into with major financial institutions or commodities trading institutions. Derivative financial instruments are intended to reduce our exposure to declines in the market prices of crude oil and natural gas that we produce and sell, or to increases in interest rates and to manage cash flows in support of our annual capital expenditure budget.

The fair market value of these derivative instruments is included in our balance sheet as follows for the periods indicated:

	September 30,	December 31,
	2012	2011
Derivatives not designated as hedges:
Oil and gas commodity derivatives:
Assets:
Prepaid expenses and other current assets	$104	$1,247

If all counterparties failed to perform, our maximum loss would have been $0.1 million as of September 30, 2012.

The effect of the derivatives not designated as hedges on our results of operations was as follows for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Derivatives not designated as hedges:
Oil and gas commodity derivatives
Unrealized gains (losses)	$(1,515)	$538	$(3,420)	$(1,850)

As of September 30, 2012, our outstanding commodity derivatives covered approximately 306 Mbbls of oil and 98 MMcf of natural gas cumulative through the end of 2012 and consisted of seven oil and two natural gas option contracts with three major counterparties.

Note 11 – Supplemental Cash Flow Information

Cash paid during the period for interest and income taxes was as follows:

Endeavour Energy UK Limited

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

	Nine Months Ended September 30,
	2012	2011
Interest paid	$25,766	$16,560

Income taxes paid	$2,405	$7,765

Note 12 – Commitments and Contingencies

Reimbursement Agreements

During the second quarter of 2012, we entered into two reimbursement agreements related to abandonment liabilities for certain of our U.K. oil and gas properties. Under these agreements, unaffiliated third parties pledged cash to secure letters of credit covering certain of our abandonment liabilities and we agreed to reimburse the pledged cash in the event that the letters of credit are drawn and pledged cash is utilized to satisfy the commitment. We have no cash collateral associated with the reimbursement agreements and the commitments under the reimbursement agreements are not recorded as liabilities. The associated abandonment obligations are recorded in other long-term liabilities as part of our asset retirement obligations. Fees and expenses related to the reimbursement agreements are included in other expenses on our condensed consolidated statement of operations.

One of the reimbursement agreements, covering approximately $33 million relates to our decommissioning obligations at the Ivanhoe, Rob Roy, Hamish (collectively, “IVRRH”), Renee and Rubie fields where we are currently paying certain asset retirement costs (the “Initial IVRRH Reimbursement Agreement”). We pay a fee of 11.5% per year, computed based on the outstanding amount of each letter of credit (capitalized quarterly and payable upon release of the letters of credit). We are also required to pay a fee equal to 1% of the outstanding letters of credit on May 22, 2013 (the expiration date of the letters of credit). If we have not obtained replacement letters of credit before the expiration date of the letters of credit, then we must reimburse the pledgor for all amounts pledged. Concurrent with the issuance of the Initial IVRRH Reimbursement Agreement, the restrictions on our previously restricted cash were removed, the cash was returned to us, and our letter of credit facility agreement was extinguished. We unconditionally guarantee the obligations under the Initial IVRRH Reimbursement Agreement, but our reimbursement obligations are unsecured. In connection with the Initial IVRRH Reimbursement Agreement, EIC issued warrants to purchase two million shares of EIC’s common stock, with an exercise price of $10.50 per share, to the investors.

Subsequent to September 30, 2012, we replaced the Initial IVRRH Reimbursement Agreement with a similar facility. See Note 13 for additional explanation.

Endeavour Energy UK Limited

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

The second reimbursement agreement covers approximately $120 million related to our decommissioning obligations for the Alba field (the “Alba Reimbursement Agreement”). We pay a fee of 13% per year, payable quarterly, computed based on the outstanding amount of each letter of credit. We have agreed to procure the release of the pledged cash securing the letter of credit on or before December 31, 2013 (the expiration date of the letter of credit). In addition, our obligations under the Alba Reimbursement Agreement are secured on a pari passu basis with our obligations under the Revolving Credit Facility by a first lien on substantially all of our assets. As of September 30, 2012, we do not expect to begin decommissioning activities for the Alba field for many years. The timing of decommissioning activities will be determined by the ultimate performance and life of the reservoir.

The letters of credit supporting our abandonment liabilities expire during 2013. Upon expiration, we may either enter into new facilities or pledge our own cash to secure new letters of credit for our abandonment liabilities. We are engaged in the bank syndication process to put a new revolving credit facility in place that will encompass both our existing Revolving Credit Facility and replace the Alba Reimbursement Agreement at an appropriate time in the future.

Note 13 – Subsequent Events

On December 14, 2012, the Purchase Agreement relating to the acquisition of interests in the MacCulloch and Nicol fields was terminated. As previously disclosed, the Company paid a $10 million deposit in connection with the acquisition of the interests in MacCulloch and Nicol, which ConocoPhillips is entitled to retain.

Although the Purchase Agreement has been terminated, the Company remains open and intends to continue pursuing informal talks with the parties in pursuit of an agreement that would allow the transaction to close on terms acceptable to all parties. No assurance can be given, however, that any agreement can be reached.

The Initial IVRRH Reimbursement Agreement was terminated in January 2013 and replaced with a second reimbursement agreement covering the same amount of decommissioning obligations and matures in July 2014 (the “Second IVRRH Reimbursement Agreement”). The Second IVRRH Reimbursement Agreement provides that we must pay a quarterly fee computed at a rate of 9% per year on the outstanding amount of each letter of credit, along with an initial fee equal to 1% on the initial outstanding amount of each letter of credit and a fee of 2% on the outstanding amount of each letter of credit upon termination. In addition, we agree a fee equal to 0.65% per year of the aggregate balance of any outstanding letters of credit. We unconditionally guarantee the obligations under the Second IVRRH Reimbursement Agreement, but our reimbursement obligations are unsecured. In connection with the Second IVRRH Reimbursement Agreement, EIC issued warrants to purchase one million shares of EIC’s common stock, with an exercise price of $7.31 per share, to the investor.